Exhibit 2.4

* * * * Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2

EXECUTION COPY

ASSET PURCHASE AGREEMENT

effective as of

November 30, 2007

by and among

Bankrate, Inc.,

Nationwide Card Services, Inc.,

Ronnie H. Fowler,

Scott A. Langdon,

Robert E. Langdon,

Dixon G. Schafer,

and

James Rumptz

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

EXHIBITS AND SCHEDULES

Exhibits
Exhibit A	Escrow Agreement
Exhibit B	Bill of Sale and Assignment and Assumption Agreement
Exhibit C	Executive Agreement
Exhibit D	Copyright Assignment
Exhibit E	Trademark Assignment
Exhibit F	Domain Name Transfer Agreement
Exhibit G	Assignment and Assumption of Lease
Exhibit H	General Release Agreement
Exhibit I	Services Agreement

Schedules
Attached

-v-

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) entered into and made effective as of November 30, 2007 (the “Effective Date”), by and among Bankrate, Inc., a Florida corporation (“Buyer”), Nationwide Card Services, Inc., a Tennessee corporation (the “Seller”), Ronnie H. Fowler, Scott A. Langdon, and Robert E. Langdon, Dixon G. Schafer and James Rumptz (each a “Shareholder” and collectively, the “Shareholders,” along with Buyer and Seller they are sometimes referred to individually as a “Party” and collectively as the “Parties”).

RECITALS:

A. Seller operates a full-services Internet marketing business which provides various products and services to the financial services industry, including, but not limited to, credit card lead generation processing (the “Business”).

B. The Shareholders own one hundred percent (100%) of the outstanding stock of Seller.

C. Buyer desires to purchase certain assets and assume certain Liabilities of the Business from Seller, and Seller desires to sell certain assets and assign certain Liabilities of the Business to Buyer, upon the terms and subject to the conditions set forth in this Agreement, along with the attached Exhibits and Schedules.

D. The Parties acknowledge that effective control of the Purchased Assets and the Assumed Liabilities, including the risks and rewards of ownership thereto, is transferred to Buyer as of the Effective Date.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.

(a) The following terms, as used in this Agreement, have the following meanings:

“Accounting Referee” has the definition set forth in Section 2.8(e).

“Accounts Receivable” means all trade receivables, accounts receivable, accrued receivable and notes receivable and other monies receivable relating to or arising out of the Business or any Purchased Asset.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Ancillary Agreements” means the Bill of Sale and Assignment and Assumption Agreement, Copyright Assignment, Executive Agreement, Escrow Agreement, Lease Assignment, Trademark Assignment, Domain Name Transfer Agreement, General Release Agreement and Services Agreement (as each is defined in this Agreement) and all other agreements and instruments executed in connection thereto or hereto.

“Business Intellectual Property” means all Intellectual Property that is owned, licensed, or held by or on behalf of Seller for use, or that is being, or has been, used, or is currently under development for use, in the Business as it has been, is currently or is currently planned to be conducted.

“Business IP Agreements” means (a) licenses of Intellectual Property by the Seller to third parties, (b) licenses of Intellectual Property by third parties to Seller, (c) agreements between Seller and third parties relating to the development or use of Intellectual Property, the development or transmission of data, or the use, modification, framing, linking, advertisement or other practices with respect to Internet Web sites and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings concerning the use, validity or enforceability of Business Intellectual Property.

“Claims” means any and all administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” shall mean all contracts, agreements, leases, licenses, indentures, commitments, sales and purchase orders and other instruments used by Seller or held by Seller for use in connection with the Business.

“Core EBITDA” means, for any period, (A) the Core Net Income for such period, as determined in accordance with GAAP, plus (B) to the extent included as a deduction in calculating the Core Net Income referred to in clause (A) above, the sum of, without duplication, all income tax expense, interest expense (net of interest income (including cash and non-cash items)), amortization expense and depreciation expense, plus (C) to the extent included in calculating the net income or net loss, as the case may be, referred to in clause (A) above, any and all losses that result from the sale of any assets or securities by Buyer or any of its subsidiaries outside the Ordinary Course of Business; minus (D) to the extent included in calculating the net income or net loss, as the case may be, referred to in clause (A) above, any and all income or gain that results from the sale of any assets or securities by Buyer or any of its subsidiaries outside the Ordinary Course of Business; all (meaning clauses (A), (B), (C) and (D)) as reasonably determined by Buyer based on such information (including Buyer’s financial statements) as Buyer deems appropriate. In the event either of the Founders’ employment is terminated, either by Bankrate or by either Founder for any reason other than no reason, Bankrate shall be permitted to include in the calculation of Core EBITDA Bankrate’s expenses related to the termination of either Founder, including but not limited to, the expenses related to recruiting a replacement for either Founder, transition expenses related to such termination and hiring and replacement, and all management fees and other overhead expenses and costs incurred related to management of the Business upon such termination; however, in the event such Founder’s employment with Buyer is terminated Without Cause (as such term is defined in such Founder’s Executive Agreement), Buyer shall not be permitted to include such overhead expenses.

“Core Net Income” means, with respect to the applicable period and subject to the provisions of Schedule 2.9, the net income of the Business as operated by Buyer after the Closing that is attributable solely to Purchased Assets, including any income paid by Seller to Buyer pursuant to the Services Agreement, specifically excluding any income directly related to www.bankrate.com and its network. The capitalized terms set forth on Schedule 2.9, not otherwise defined, shall have the definitions set forth in this Agreement.

“Customer” shall mean those customers who have purchased or subscribed for goods or services from Seller or have subscribed for or have been sent or given marketing or sales literature by or on behalf of Seller.

“Customer Information” means any and all sales and marketing information of the Customers, including, but not limited to, respective mailing addresses, telephone numbers and email address, credit histories, order histories, and records related to Web site page views.

“Earn-Out Payment” means an amount, if any, payable to Seller pursuant to either of Section 2.9(b) and Section 2.9(c) subject to the provision of Schedule 2.10. The capitalized terms set forth on Schedule 2.10, not otherwise defined, shall have the definitions set forth in this Agreement.

“Earn-Out Period” means either Earn-Out Year One or Earn-Out Year Two, as applicable.

“Earn-Out Year One” means the one year period beginning on January 1, 2008.

“Earn-Out Year One Target Amount” means an amount equal to $3,500,000.

“Earn-Out Year Two” means the one year period beginning on January 1, 2009.

“Earn-Out Year Two Target Amount” means an amount equal to $3,500,000.

“Environmental Laws” mean all federal, state, local and foreign statutes, rules, regulations, and ordinances concerning pollution or protection of the environment or public health or welfare matters.

“Escrow Deposit” means the sum of $3,500,000, which Buyer will deposit in escrow with the Escrow Agent at the Closing in accordance with Section 2.1(c) as partial security for the performance of Seller’s obligations under this Agreement.

“Excluded Accounts Receivable” shall mean the Accounts Receivables as agreed to by Buyer and Seller Post-Closing.

“Founders” shall mean Scott A. Langdon and Robert E. Langdon.

“GAAP” means United States generally accepted accounting principles.

“Governmental Body” means any: (a) nation, state, province, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Body.

“Insider” means any stockholder, partner, officer or director (or similar official) of Seller, any Affiliate or natural or adoptive member of the immediate family of any of the foregoing Persons, or any Person in which any of the foregoing Persons directly or indirectly owns any material beneficial interest. The “immediate family” of any individual means such individual’s (and such individual’s present or former spouse’s) grandparents, Seller, spouse, siblings, children or grandchildren.

“Intellectual Property” means all tangible or intangible proprietary information and materials, including without limitation:

(i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all re-issuances, continuations, continuations-in-part, divisions, revisions, extensions and re-examinations thereof;

(ii) all trademarks, services marks, trade dress, logos, trade names, domain names, Web sites (and underlying software and contents contained in such Web sites) and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith;

(iii) all copyrights and all applications, registrations and renewals in connection therewith;

(iv) all mask works and all applications, registrations and renewals in connection therewith;

(v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, customer data, mailing lists pricing and cost information and business and marketing plans and proposals);

(vi) all software (in both source and object code form) and firmware (including data, databases and related documentation);

(vii) all documents, records, instructions and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for, and tangible embodiments of, all Intellectual Property;

(viii) all books, articles, pamphlets and other publications whether in tangible or electronic form; and

(ix) all licenses, agreements and other rights in any third party product or any third party intellectual property described in (i) and (ii) above.

“Interim Balance Sheet Date” shall mean October 31, 2007.

“Law” means any law, statute, rule, regulation, ordinance and other pronouncement having the effect of law of the United States of America, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Body.

“Lease” means the Lease between Seller and NCS Properties, LLC, a Tennessee limited liability company.

“Liability” means any liability, claim or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including, but not limited to, any liability for Taxes.

“Licensed Intellectual Property” means Intellectual Property licensed to Seller pursuant to the Business IP Agreements.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, restriction or encumbrance of any kind in respect of such asset.

“Material Adverse Effect” means a material adverse effect on the business, assets, financial condition, results of operations or prospects of Seller or the Business taken as a whole.

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action: (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; and (b) does not require authorization by the board of directors, managers, stockholders or members of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature.

“Owned Intellectual Property” means all Intellectual Property owned by Seller.

“Permit” means any Governmental Body authorization, license, permit, membership, approval, concession or franchise.

“Permitted Liens” means: (a) Liens on Purchased Assets arising by operation of Law and securing the payment of Taxes which are not yet due and payable, (b) the lessors’ rights under the Lease , and (c) mechanics’, carriers’, workers’, repairers’, and similar non-consensual Liens arising by operation of Law and relating to obligations which are incurred in the Ordinary Course of Business and which secure only Assumed Liabilities which are not yet due and payable.

“Person” means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Preliminary Closing Balance Sheet” means a balance sheet for the Business as of the close of business on the day immediately preceding the Closing Date that (x) fairly presents the financial position of the Business as at the close of business on the day immediately preceding the Closing Date on a basis consistent with the presentation in the Balance Sheet, (y) includes line items substantially consistent with those used in the preparation of the Balance Sheet and (z) is prepared in accordance with GAAP as consistently applied and, without limiting the generality of the foregoing.

“Property Tax” means a real property tax (other than a real property transfer tax), a personal property tax and any other ad valorem tax imposed by any Governmental Body upon Seller or its assets by reason of Seller’s ownership thereof. “

“Publicly Available Software” shall mean any Software that requires as a condition of its use, modification, and/or distribution that such Software or other Software incorporated into or derived from such Software (a) be disclosed or distributed in source code form; (b) be licensed for the purpose of making derivative works; or (c) be redistributable at no or minimal charge. Publicly Available Software includes Software licensed or distributed pursuant to the GNU General Public License (GPL) or the Lesser/Library GPL (LGPL).

“Software” means computer software, programs and data in any form, including Internet web sites, web content and links, source code, object code, operating systems, specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms and data formats, all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations.

To Seller’s Knowledge,” “Known to Seller” and words of similar import mean the knowledge that Seller’s Shareholders, officers and directors possess or are aware of or the knowledge that a reasonably prudent individual, in such individual’s capacity as a stockholder, officer, employee or member of a board of directors, could be expected to discover or otherwise become aware of in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

“Tax” means any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, sales, use, value-added, franchise, capital, paid-up capital, profits, lease, service, transfer, bulk sales, greenmail, license, withholding, estimated, payroll, employment, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, customs duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including liability for Taxes imposed on another Person, whether incurred or borne as a transferee or successor or by contract or otherwise), but not including any Property Tax; together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Total Purchase Price” shall mean the sum of the Purchase Price and any amounts paid or payable pursuant to Section 2.8 and Section 2.9.

(b) Each of the other definitions for the defined terms used herein are set forth in this Agreement.

(c) In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi) “hereunder,” “hereof,” “hereto,” “herein” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii) “or” is used in the inclusive sense of “and/or”;

(ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(d) Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(e) All references to “Dollars” or “$” shall mean U.S. Dollars unless otherwise specified.

ARTICLE II

PURCHASE AND SALE AND CLOSING

2.1 Purchase Price.

(a) Purchase Price. The purchase price for the Purchased Assets is (i) $26,400,000 in cash, and (ii) the assumption of the Assumed Liabilities (the “Purchase Price”), plus any additional payments pursuant to Section 2.8 and Section 2.9, subject to the terms and conditions of this Agreement. The Purchase Price, less the Escrow Deposit, shall be paid at Closing by wire transfer in immediately available funds.

(b) Allocation of Purchase Price. As soon as practicable after the Closing, Buyer shall deliver to Seller a statement (the “Allocation Statement”), setting forth the value of the Purchased Assets which shall be used for the allocation of the Purchase Price and the Assumed Liabilities among the Purchased Assets and the Assumed Liabilities, and which shall comply with Section 1060 of the Code. Seller shall have a period of fifteen (15) Business Days after the delivery of the Allocation Statement to present in writing to Buyer notice of any objections Seller may have to the allocation set forth in the Allocation Statement. Unless Seller timely objects, the Allocation Statement shall be binding on the Parties without further adjustment. If Seller shall raise any objections within the fifteen (15) Business Day period, Seller and Buyer shall negotiate in good faith and use their best efforts to resolve such dispute. If the Seller and Buyer fail to agree within five (5) Business Days after the delivery of the notice of objection, then the disputed items shall be resolved by Accounting Referee (defined below). The Accounting Referee shall resolve the dispute (the “Accounting Determination”) within thirty (30) days of having the item referred to it and such Accounting Determination shall be final and binding on the parties hereto. The costs, retainers, fees and expenses of the Accounting Referee shall be borne equally by Seller and Buyer. Any payments made pursuant to Section 2.8 of this Agreement shall be allocated in accordance with the determination mutually agreed by Seller and Buyer. The Parties acknowledge that the allocations pursuant to the Allocation Statement shall be binding upon the Parties for all applicable federal, state, local and foreign Tax purposes. Seller and Buyer agree to report an allocation of such Purchase Price among the Purchased Assets in a manner entirely consistent with the Allocation Statement and agree to act in accordance with such Allocation Statement in the preparation of financial statements and filing of all Tax Returns (including, without limitation, filing Form 8594 with its federal income Tax Return for the taxable year that includes the date of the Closing) and in the course of any Tax audit, Tax review or Tax litigation relating thereto. No later than ten (10) days prior to the filing of their respective Forms 8594 relating to this transaction, the Buyer and Seller shall deliver to each other a copy of its respective Form 8594.

(c) Escrow Deposit. At or prior to the Closing, Seller and Buyer shall enter into an escrow with Sun Trust Bank (the “Escrow Agent”) in substantially the form attached hereto as Exhibit A (the “Escrow Agreement”). On the Closing Date, Buyer shall deliver the Escrow Deposit by wire transfer of immediately available funds to an account to be administered by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement (the “Escrow Account”).

2.2 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Buyer shall purchase from Seller and Seller shall sell, transfer, assign and deliver, or cause to be sold, transferred, assigned and delivered, to Buyer at Closing all of the assets, properties and business, other than the Excluded Assets as identified below, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used in the conduct of the Business by Seller or any Affiliate of Seller as the same shall exist on the Effective Date (the “Purchased Assets”), and including, without limitation, all right, title and interest of Seller and its Affiliates in, to and under such of the foregoing as are more specifically described below:

(a) all personal property and interests therein used by Seller or held by Seller for use in connection with the Business, including furniture, office equipment, communications equipment, computers, servers, software and other tangible property;

(b) all supplies and other inventories, wherever situated used by Seller or held by Seller for use in connection with the Business;

(c) all rights under the Contracts, including but not limited to, all Contracts relating to revenues associated with the Persons set forth on Schedule 2.2(c), other than the Excluded Contracts (collectively, the “Assumed Contracts”);

(d) all Accounts Receivable used by Seller or held by Seller for use in connection with the Business, other than Excluded Accounts Receivable (the “Acquired Accounts Receivable”);

(e) all prepaid expenses and deposits held by Seller for use in connection with the Business;

(f) all of the Business Intellectual Property, including without limitation the trademarks and names used in the Business listed on Schedule 2.2(f)(i), the logos listed on Schedule 2.2(f)(ii), and the domain names of Seller, including those Web sites listed on Schedule 2.2(f)(iii) (the “Domain Names”);

(g) all transferable Permits affecting, or relating in any way to, the Business, including without limitation the items listed on Schedule 3.3;

(h) all materials, content, property and interests used by Seller and/or necessary for the operation and maintenance of the Web sites owned by Seller (collectively, the “Sites”), including, without limitation, all content on the Sites, tools, and calculators owned or licensed by Seller for use on the Sites (collectively, the “Site Content”);

(i) the bank account and all rights related thereto identified on Schedule 2.2(i) (the “Affiliates Bank Account”);

(j) all books, records, files and papers, whether in hard copy or computer format used by Seller or held by Seller for use in connection with the Business, including, without limitation, accounting and contract records, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former Customers, Customer Information, Internet traffic records, files, logic and search engine optimization analysis and methods (“SEO Methods”), all databases, mailing lists and related information pertaining to prospective Customers, personnel and employment records, and all information relating to Taxes imposed on or with respect to the Business or the Purchased Assets and all telephone and fax numbers related to the Business; and

(k) all goodwill associated with the Business or the Purchased Assets, together with the right to represent to third parties that Buyer is the successor to the Business;

(l) without limiting the provisions of Section 2.2, attached hereto as Schedule 2.2(l) (“Other Purchased Assets”) are the remaining assets not identified in any other schedule attached to this Agreement which are included in the Purchased Assets.

2.3 Excluded Assets. Buyer expressly understands and agrees that the following assets and properties of the Seller identified on the attached Schedule 2.3 (the “Excluded Assets”) shall be excluded from the Purchased Assets:

(a) all rights of Seller and the Shareholders under this Agreement and the Ancillary Agreements;

(b) all Contracts set forth on Schedule 2.3(b) (collectively, the “Excluded Contracts”) and all rights of Seller thereunder;

(c) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, and other documents relating to the organization, maintenance and existence of Seller as a company;

(d) any records relating to Excluded Assets, Excluded Liabilities and related matters (including all Tax Returns and financial statements of Seller), and any work papers or materials in the possession of Seller or any of their Affiliates or any of their respective shareholders, members, officers, directors, employees, agents or attorneys relating to the evaluation and consideration by Seller of the transactions contemplated by this Agreement or the sale of assets of Seller or the Business to other Persons, or all personnel records and other records that Seller is required by Law to retain in their possession or is not permitted under Law to provide to Buyer;

(e) all cash and cash equivalents, including, but not limited to, any cash in the Affiliates Bank Account immediately prior to the Effective Date;

(f) all other properties, bank accounts (other than the Affiliates Bank Account), rights and assets of Seller which are not used by Seller in Seller’s operation of the Business and which are set forth on Schedule 2.3(f) (“Excluded Bank Accounts and Other Assets”); and

(g) the Accounts Receivable set forth on Schedule 2.3(g) (the “Excluded Accounts Receivable”).

2.4 Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective as of the Effective Date, to assume, only the following Liabilities (the “Assumed Liabilities”):

(a) all Liabilities of Seller arising under the Contracts set forth on Schedule 2.4(a) after the Effective Date (other than Liabilities attributable to any failure by Seller to comply with the terms thereof);

(b) all warranty claims or expenses of Seller in respect of products sold or services rendered by the Business through the Effective Date, but only to the extent set forth with the amount of such warranty claims or expenses on Schedule 2.4(b); and

(c) all Liabilities of Seller in connection to the fulfillment of all unfulfilled product or service orders of the Business placed by Customers prior to the Effective Date, but only to the extent incurred in the Ordinary Course of Business and set forth with the amount of such Liabilities on Schedule 2.4(c);

(d) all other Liabilities assumed by Buyer but not otherwise expressly identified hereunder are identified on the attached Schedule 2.4(d) (“Other Liabilities Assumed”).

2.5 Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other Liability of Seller or any Affiliate of Seller (or any predecessor owner of all or part of its business and assets) or the Business of whatever nature whether presently in existence or arising or asserted hereafter, including but not limited to, any debt owed to any party, including but not limited to, First Tennessee Bank, National Association (“First Tennessee”). All such other Liabilities shall be retained by and remain obligations and liabilities of Seller or its Affiliates (all such Liabilities not being assumed are referred to as the “Excluded Liabilities”).

2.6 Assignment of Contracts and Rights.

(a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller thereunder.

(b) The Parties to this Agreement will use their best efforts (but without any payment of money by Seller or Buyer) to obtain the consent of any other Person to any such Purchased Asset or claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, the Parties will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or subleasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller’s obligations, any and all rights of Seller against a third party thereto.

(c) Seller will promptly pay to Buyer when received all monies received by Seller under any Purchased Asset or any claim or right or any benefit arising thereunder, including but not limited to, any payments in connection with any Accounts Receivable, except to the extent the same represents an Excluded Asset. In such event, Seller and Buyer shall, to the extent the benefits therefrom and obligations thereunder have not been provided by alternate arrangements satisfactory to Buyer and Seller, negotiate in good faith an adjustment in the consideration paid by Buyer for the Purchased Assets.

2.7 Closing.

The closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities pursuant to the terms of this Agreement shall take place via facsimile or electronic mail and shall be deemed to occur on the Effective Date or at such other place as the Parties may agree (the “Closing”) simultaneously with the execution of this Agreement.

(a) Deliverables to Buyer. Buyer shall have received copies of the following documents:

(i) the Bill of Sale and Assignment and Assumption Agreement in the form attached hereto as Exhibit B (the “Bill of Sale and Assignment and Assumption Agreement”) executed by Seller;

(ii) the Executive Agreement in the form attached hereto as Exhibit C (the “Executive Agreement”) executed by each of the Founders;

(iii) the Escrow Agreement executed by Seller and Escrow Agent;

(iv) the Copyright Assignment in the form attached hereto as Exhibit D (the “Copyright Assignment”) executed by Seller;

(v) the Trademark Assignment in the form attached hereto as Exhibit E (the “Trademark Assignment”) executed by Seller;

(vi) the Domain Name Transfer Agreement in the form attached hereto as Exhibit F (the “Domain Name Transfer Agreement”) executed by Seller;

(vii) the Assignment and Assumption of Lease in the form attached hereto as Exhibit G (the “Lease Assignment”) executed by Seller;

(viii) the General Release Agreement in the form attached hereto as Exhibit H (the “General Release Agreement”) executed by each Shareholder and Seller;

(ix) the Services Agreement in the form attached hereto as Exhibit I (the “Services Agreement”) executed by Seller;

(x) an opinion of Seller’s counsel;

(xi) certificate issued by the Secretary of State of Tennessee of organization as to Seller’s legal existence and good standing;

(xii) certificate issued by the Secretary of State of Tennessee certifying Seller’s Certificate of Incorporation;

(xiii) certificates of an appropriate officer of Seller as to the incumbency and signatures of Seller’s officers executing this Agreement and the Ancillary Agreements;

(xiv) copies of the resolutions duly adopted by the board of directors of Seller authorizing Seller to enter into and perform this Agreement and the Ancillary Agreements, and to consummate the transactions contemplated hereby and thereby certified by an appropriate officer of Seller;

(xv) the Certificate of Incorporation and By-laws of Seller certified by proper officers as in full force and effect on and as of the Closing Date;

(xvi) the Preliminary Closing Balance Sheet;

(xvii) the Required Consents;

(xviii) a certificate of non-foreign status (in a form reasonably acceptable Buyer) pursuant to Section 1.1445-2(b)(2) of the Code;

(xix) fully executed UCC-3 termination statements and other terminations, pay-offs and/or releases, or, at Buyer’s option, assignments, necessary to terminate, release or assign, as the case may be, all Liens on any Purchased Asset;

(xx) the pay-off letter from First Tennessee in a form acceptable to Buyer; and

(xxi) all other agreements, certificates, instruments and documents reasonably requested by Buyer in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

(b) Deliverables to Seller. Seller, shall have received each of the following:

(i) the Purchase Price less the Escrow Deposit which shall be delivered to Escrow Agent;

(ii) the Assignment and Assumption Agreement executed by Buyer;

(iii) the Executive Agreement for each of the Founders executed by Buyer;

(iv) the Domain Name Transfer Agreement executed by Buyer;

(v) the Trademark Assignment executed by Buyer;

(vi) the Copyright Assignment executed by Buyer;

(vii) the Lease Assignment;

(viii) the Escrow Agreement executed by Buyer;

(ix) each General Release Agreement executed by Buyer;

(x) the Services Agreement executed Buyer; and

(xi) all other agreements, certificates, instruments and documents reasonably requested by Buyer in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

2.8 Additional Net Asset Purchase Payment.

(a) General. In addition to the Purchase Price, Buyer agrees to pay Seller the amount equal to the Net Asset Value, however, in no event shall Buyer pay Seller any amounts in excess of $1.2 million.

(b) Definitions. The following terms, as used herein, have the following meaning:

“Net Asset Value” means the (i) value of the current assets for the categories set forth on Schedule 2.8(b) (as determined in accordance with GAAP as in effect on the Effective Date and as consistently applied in the Financial Statements of the Business and excluding cash, cash equivalents, and all other Excluded Assets), (ii) less the current liabilities for the categories set forth on Schedule 2.8(b) (as determined in accordance with GAAP as in effect on the Effective Date and as consistently applied in the Financial Statements of the Business and excluding any indebtedness for borrowed money, any accounts payable not assumed by Buyer and all other Excluded Liabilities), all as of the close of business on the Effective Date.

“Final Net Asset Value” means Net Asset Value (i) as shown in Buyer’s calculation delivered pursuant to Section 2.8(c) if no notice of disagreement with respect thereto is delivered by Seller pursuant to Section 2.8(d) or (ii) if such a notice of disagreement is delivered, (A) as agreed by the Seller and Buyer pursuant to Section 2.8(e) or (B) in the absence of such agreement, as shown in the Accounting Referee’s calculation delivered pursuant to Section 2.8(e).

(c) Preparation of the Net Asset Value Certificate. As promptly as practicable after the Closing Date, Buyer will prepare a certificate setting forth the Net Asset Value (the “Net Asset Value Certificate”). As promptly as practicable, but no later than forty-five (45) days, after the Closing Date or such later date as Seller and Buyer agree, Buyer will cause the Net Asset Value Certificate to be delivered to Seller.

(d) Disagreement by Seller. If Seller disagrees with Buyer’s calculation of Net Asset Value as set forth on the Net Asset Value Certificate, Seller may, within twenty (20) days after receipt of the documents referred to in Section 2.8(c), deliver written notice to Buyer disagreeing with such calculation and setting forth Seller’s calculation of the Net Asset Value. Any such notice of disagreement shall specify those items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items and amounts contained in the calculation of the Net Asset Value delivered by Buyer pursuant to Section 2.8(c).

(e) Dispute Resolution. If a notice of disagreement shall have been delivered by Seller pursuant to Section 2.8(d), Seller and Buyer shall, during the twenty (20) days following such delivery, use their best efforts to reach agreement on the disputed items or amounts in order to determine the amount of the Net Asset Value, which amount shall not be less than the amount shown in Buyer’s calculation thereof delivered pursuant to Section 2.8(c) (but in no event in excess of $1.2 million) nor more than the amount shown in Seller’s calculation thereof delivered pursuant to Section 2.8(d) (but in no event in excess of $1.2 million). If, during such period, Seller and Buyer are unable to reach agreement, then the disputed items shall be resolved by Ernst & Young, or if such firm declines to act in such capacity, or if such firm cannot provide the calculation in a timely fashion acceptable to both Buyer and Seller, then by such other firm of independent nationally recognized accountants having no material relationship with Buyer or Seller reasonably acceptable to both Seller and Buyer (the “Accounting Referee”), and they shall promptly cause the Accounting Referee promptly to review this Agreement and the disputed items or amounts for the purpose of calculating the Net Asset Value. In making such calculation, the Accounting Referee shall consider only those items or amounts in Buyer’s calculation of the Net Asset Value as to which Seller has disagreed. The Accounting Referee shall deliver to Buyer and Seller, as promptly as practicable (not to exceed 60 days), a report setting forth such calculation. Such report shall be final and binding upon the Parties hereto. The cost of such review and report (including any retainer) shall be borne (i) by Buyer if Seller’s calculation of the Net Asset Value is closer to Final Net Asset Value than Buyer’s calculation thereof, (ii) by Seller if the reverse is true and (iii) otherwise equally by Buyer and Seller. However, initially, any retainer charged by the Accounting Referee shall be paid 50% by Buyer and 50% by Seller.

(f) Cooperation. Seller and Buyer agree that they will, and agree to cause their respective independent accountants to, cooperate and assist in the calculation of the Net Asset Value and in the conduct of the audits and reviews referred to in this Section 2.8, including without limitation the making available to the extent necessary of books, records, work papers and personnel. The Accounting Referee shall be requested to complete its engagement within forty-five (45) days of being retained. Notwithstanding any unresolved dispute pending between Buyer and Seller pursuant to Section 2.8(e) regarding the Net Asset Value, to the extent that Buyer and Seller agree on portions of the Net Asset Value, such that some amount is known to be owed from one party to the other, Seller and Buyer agree to pay without reservation or delay, any amounts that are not the subject of a good faith dispute pursuant to Section 2.8(e).

(g) Time of Payment. Any payment pursuant to this Section 2.8 shall be made at a mutually convenient time and place (i) within 30 days after Buyer’s delivery of the documents referred to in Section 2.8(c) if no notice of disagreement with respect to the Net Asset Value is delivered by Seller or (ii) if a notice of disagreement with respect to the Net Asset Value is so delivered then within ten (10) days after the earlier of (A) agreement between Seller and Buyer pursuant to Section 2.8(e) with respect to the Net Asset Value and (B) delivery of the calculation of the Net Asset Value by the Accounting Referee pursuant to Section 2.8(e).

(h) Method of Payment. Any payments pursuant to this Section 2.8 shall be made by delivery by Seller, or Buyer, as the case may be, via wire transfer of immediately available funds to Buyer or Seller, as the case may be, or by causing such payments to be credited to such account of Seller or Buyer as may be designated by Seller or Buyer, however, in no event shall Buyer pay Seller any amounts in excess of $1.2 million.

2.9 Earn Out Payments.

(a) Earn-Out Determination.

(i) After each Earn-Out Period, but in no event later than ninety (90) days after each such Earn-Out Period, Buyer shall deliver to Seller a proposed calculation of Core EBITDA for such Earn-Out Period (the “Proposed Core EBITDA”).

(ii) If Seller does not give written notice of dispute (the “Dispute Notice”) to Buyer within thirty (30) days of receiving the Proposed Core EBITDA for the applicable Earn-Out Period, then the Proposed Core EBITDA for such Earn-Out Period shall be the Core EBITDA for the applicable Earn-Out Period.

(iii) If Seller does give a Dispute Notice to Buyer (which Dispute Notice must set forth, in reasonable detail, (x) the items and amounts in dispute and an alternative amount for each such disputed item and (y) a calculation by Seller of the Core EBITDA for such Earn Out Period) within such 30-day period, Buyer and Seller will use reasonable efforts to resolve the dispute during the 30-day period commencing on the date Buyer receives the Dispute Notice from Seller.

(iv) The only basis on which Seller may dispute any matter in the Proposed Core EBITDA are: (1) the inaccuracy of such matter, whether factually or numerically, or (2) the Proposed Core EBITDA, or any element thereof, or both, are not prepared as provided in this Agreement.

(v) If Buyer and Seller do not obtain a final resolution within such 30-day period, then the items in dispute shall be submitted immediately to the Accounting Referee. Any retainer charged by the Accounting Referee shall be advanced 50% by Buyer and 50% by Seller and any such paid retainer shall be accounted for in the manner described in Section 2.8(e). The Accounting Referee shall be required to render a determination of the applicable dispute within forty-five (45) days after referral of the matter to the Accounting Referee, which determination must be in writing and must set forth, in reasonable detail, the basis therefore. The determination of such Accounting Referee shall be conclusive and binding upon Buyer and Seller. Buyer will revise the Proposed Core EBITDA as appropriate to reflect the resolution of any objections thereto pursuant to Section 2.9(a)(ii) and shall pay such amounts to Seller within five (5) days after such final determination pursuant to the terms of this Agreement.

(vi) In the event Buyer and Seller submit any unresolved objections to an Accounting Referee for resolution as provided in Section 2.9(a)(v) above, Buyer and Seller will share responsibility for the fees and expenses of the Accounting Referee in a manner similar to the manner described in Section 2.8(e).

(vii) Buyer will make its financial and business records regarding Core EBITDA available to Seller and its representative for review on a quarterly basis (calendar year) during daily business hours, and Buyer will provide Seller with its financial records to show Buyer’s calculation of Core EBITDA and make such records available to Seller and its representatives during normal business hours at any time during the review by Seller of, and the resolution of any objections with respect to, the Proposed Core EBITDA or in connection with the preparation of the Dispute Notice. Seller shall not disclose or make use of any such information other than to the extent necessary to review the calculation of Core EBIDTA and enforce its rights under this Agreement.

(b) Earn Out Payment with respect to Earn-Out Year One.

(i) If the Core EBITDA for Earn-Out Year One (as finally determined pursuant to Section 2.9(a) above) is less than $ * * * * (the “Earn-Out Year One Threshold”), then Buyer shall have no obligation to make any payments to Seller pursuant to this Section 2.9(b).

(ii) If the Core EBITDA for Earn-Out Year One (as finally determined pursuant to Section 2.9(a) above) is equal to or greater than the Earn-Out Year One Threshold, but less than $ * * * *, then, within five (5) days after the final determination of the Core

EBITDA for Earn-Out Year One pursuant to Section 2.9(a), Buyer shall pay to Seller an amount equal to (A) the Earn-Out Year One Target Amount, (B) multiplied by fifty percent (50%); provided, that Buyer shall have no obligation to make any payments to Seller pursuant to this Section 2.9(b) if either Founder’s employment with Buyer has been terminated prior to the end of Earn-Out Year One by either Founder for any reason other than for death or Disability (as defined in such Founder’s Executive Agreement with Buyer) or by Buyer For Cause, as defined in the applicable Executive Agreement executed by the Founders.

(iii) If the Core EBITDA for Earn-Out Year One (as finally determined pursuant to Section 2.9(a) above) is equal to or greater than $ * * * *, then, within five (5) days after the final determination of the Core EBITDA for Earn-Out Year One pursuant to Section 2.9(a), Buyer shall pay to Seller the Earn-Out Year One Target Amount; provided, that Buyer shall have no obligation to make any payments to Seller pursuant to this Section 2.9(b) if either of the Founders’ employment with Buyer has been terminated prior to the end of Earn-Out Year One by either Founder for any reason other than for death or Disability or by Buyer For Cause, as defined in the applicable Executive Agreement executed by the Founders.

(c) Earn Out Payment with respect to Earn-Out Year Two.

(i) If the Core EBITDA for Earn-Out Year Two (as finally determined pursuant to Section 2.9(a) above) is less than $ * * * * (the “Earn-Out Year Two Threshold”), then Buyer shall have no obligation to make any payments to Seller pursuant to this Section 2.9(c).

(ii) If the Core EBITDA for Earn-Out Year Two (as finally determined pursuant to Section 2.9(a) above) is equal to or greater than the Earn-Out Year Two Threshold, but less than $ * * * *, then, within five (5) days after the final determination of the Core EBITDA for Earn-Out Year Two pursuant to Section 2.9(a), Buyer shall pay to Seller an amount equal to (A) the Earn-Out Year Two Target Amount, (B) multiplied by fifty percent (50%); provided, that Buyer shall have no obligation to make any payments to Seller pursuant to this Section 2.9(c) if either of the Founder’s employment with Buyer has been terminated prior to the end of Earn-Out Year Two by either Founder for any reason other than for death or Disability or by Buyer For Cause, as defined in the applicable Executive Agreement executed by the Founders.

(iii) If the Core EBITDA for Earn-Out Year Two (as finally determined pursuant to Section 2.9(a) above) is equal to or greater than $ * * * *, then, within five (5) days after the final determination of the Core EBITDA for Earn-Out Year Two pursuant to Section 2.9(a), Buyer shall pay to Seller an amount equal to the Earn-Out Year Two Target Amount; provided, that Buyer shall have no obligation to make any payments to Seller pursuant to this Section 2.9(c) if either of the Founders’ employment with Buyer has been terminated prior to the end of Earn-Out Year Two by either Founder for any reason other than for death or Disability or by Buyer For Cause, as defined in the applicable Executive Agreement executed by the Founders.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SHAREHOLDERS

Except as set forth in the disclosure schedules dated as of the date of this Agreement and delivered herewith to Buyer, (which disclosure schedules identify the section and subsection to which each disclosure therein relates), Seller, and each Shareholder together, jointly and severally, hereby represent and warrant to Buyer that:

3.1 Corporate Existence and Power. Seller is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on the Business as now conducted. Seller has heretofore delivered to Buyer true and complete copies of the By-laws and Certificate of Incorporation of Seller as currently in effect.

3.2 Authorization. The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which Seller is a party, and the consummation by Seller of the transactions contemplated hereby and thereby are within Seller’s corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. Each of this Agreement and each Ancillary Agreement to which Seller and each Shareholder, as applicable, is a party has been duly executed and delivered by Seller and each Shareholder, as applicable, and constitutes a valid and binding agreement of Seller and each Shareholder, as applicable, enforceable in accordance with its terms.

3.3 Governmental Authorization; Consents.

(a) No Required Action. The execution, delivery and performance by Seller and each Shareholder of this Agreement and each of the Ancillary Agreements to which Seller and each Shareholder, as applicable, is a party require no action by or in respect of, or filing with, any Governmental Body.

(b) No Required Consents. Except as set forth in Schedule 3.3, no consent, approval, waiver or other action (a “Required Consent”) by any Person under any Contract or other document to which Seller or each Shareholder is a party or is bound is required or necessary for the execution, delivery and performance by Seller and each Shareholder of this Agreement and each Ancillary Agreement to which Seller, as applicable, is a party, or for the consummation of the transactions contemplated hereby or thereby.

3.4 Non-Contravention. The execution, delivery and performance by Seller and each Shareholder of this Agreement and each Ancillary Agreement to which Seller and each Shareholder is a party, as applicable, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) contravene or conflict with the By-laws and Certification of Incorporation of Seller, (b) assuming compliance with the matters referred to in Section 3.3(a), contravene or conflict with any provision of any Law, regulation, judgment, injunction, order, Permit or decree binding upon or applicable to Seller, each Shareholder or the Business; (c) assuming the receipt of all Required Consents, constitute a default (with or without notice or lapse of time, or both) under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller, or to a loss of any benefit, relating to the Business to which Seller or each Shareholder is entitled under any provision of any Contract binding upon Seller or each Shareholder, or (d) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Lien on any of the Purchased Assets pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which any of Seller or the Shareholders is a party or by which any of their respective assets or properties is bound or affected.

3.5 Assets.

(a) Upon consummation of the transactions contemplated pursuant to the terms of this Agreement, Buyer will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens.

(b) The Purchased Assets constitute all the properties, assets and right that are necessary to conduct the Business as currently conducted and as currently proposed to be conducted. At all times since the Interim Balance Sheet Date, Seller has caused the Purchased Assets to be maintained in accordance with good business practice, and all the Purchased Assets are in good operating condition and repair and are suitable for the purposes for which they are used and intended.

(c) Seller has the complete and unrestricted power and unqualified right to sell, assign, transfer, convey and deliver the Purchased Assets to Buyer without penalty or other adverse consequences. Upon the consummation of the Closing, Buyer will own with good, valid and marketable title or lease under valid and subsisting leases the interests of Seller in the Purchased Assets, free and clear of any Liens, and without incurring any penalty or other adverse consequence, including any increase in rentals, royalties or license or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement.

(d) The Business can maintain present operational and activity levels and any planned expansion of operations and activity levels upon which financial projections provided to Buyer have been based without a material increase in capital or operating expenditures other than as proposed and described in reasonable detail in Seller’s budget for the current fiscal year, a copy of which has been previously provided to Buyer.

3.6 Tangible Personal Property.

(a) Schedule 3.6(a) lists each item or distinct group of equipment, supplies, furniture, fixtures, personalty, vehicles and other tangible personal property used in the Business (the “Tangible Personal Property”).

(b) Schedule 3.6(b) sets forth a true and complete list of all leases and subleases for Tangible Personal Property and any and all material ancillary documents pertaining thereto (including all amendments, consents and evidence of commencement dates and expiration dates).

(c) Seller has the full right to exercise any renewal options contained in the leases and subleases pertaining to the Tangible Personal Property on the terms and conditions contained therein and upon due exercise would be entitled to enjoy the use of each item of leased Tangible Personal Property for the full term of such renewal options.

3.7 No Undisclosed Liabilities. Except as set forth in Schedule 3.7 or as set forth on the Interim Balance Sheet, there are no Liabilities of the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation, set of circumstances or basis therefor which could reasonably be expected to result in such a liability.

3.8 Litigation. Except as disclosed in Schedule 3.8 (which, with respect to each Claim set forth therein, sets forth the parties, nature of the proceeding, date and method commenced, amount of damages or other relief sought and, if applicable, paid or granted), there are no, and in the past five (5) years there have not been any, Claims by or against Seller or any of its directors, officers, stockholders or employees, or affecting any of the Purchased Assets or the Business pending, before any Governmental Body (or, to the knowledge of Seller, threatened to be brought by or before any Governmental Body). None of the matters set forth in Schedule 3.8, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of any of the transactions contemplated hereby or thereby.

3.9 Contracts.

(a) List of Contracts. Schedule 3.9(a) contains a complete and accurate list of all of the Contracts (and complete and accurate descriptions of the material terms of such Contracts to the extent such Contracts are oral) with respect to the Business and complete and accurate copies of these listed Contracts have been provided to Buyer.

(b) Except as set forth on Schedule 3.9(b):

(i) each Contract to which Seller is a party is a valid and binding agreement of Seller, enforceable against Seller, in accordance with its terms, and to Seller’s Knowledge, each Contract is a valid and binding agreement of the other parties thereto;

(ii) Seller has fulfilled all obligations required, pursuant to the Contracts to which Seller is a party, to have been performed by Seller and Seller has no reason to believe that it will not be able to fulfill, when due, all of its material obligations under such Contracts which remain to be performed after the date of this Agreement, if the Closing does not occur;

(iii) Seller is not in breach of or default under any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights or result in the creation of any Lien thereunder or pursuant thereto;

(iv) there is no existing breach or default by any other party to any Contract to which Seller is a party, and, no event has occurred which with the passage of time or giving of notice or both would constitute a default by such other party, result in a loss of rights or result in the creation of any Lien thereunder or pursuant thereto; and

(v) Seller is not restricted, by any Contract, from carrying on its Business anywhere in the world.

(c) The mere delivery of a Contract (or description on Schedule 3.9(a)) shall not constitute a disclosure by Seller or the Shareholders of any item the specific disclosure of which is required pursuant to this Agreement.

3.10 Technology and Intellectual Property.

(a) Seller has Ownership and Licenses in the Business Intellectual Property. Except as set forth on Schedule 3.10(a), the Business Intellectual Property owned by Seller or licensed for use in the conduct of the Business is free and clear of all Liens. Except as set forth on Schedule 3.10(a), the conduct of the Business of Seller as currently conducted, does not infringe the Intellectual Property of any other Person. Except as set forth on Schedule 3.10(a), Seller has not received any written notice alleging the infringement of the Intellectual Property of any other Person or challenging the validity or enforceability of any of the Business Intellectual Property, and, there are no claims pending (or to Seller’s Knowledge threatened) against Seller or each Shareholder with respect to any Intellectual Property. To Seller’s Knowledge, except as set forth on Schedule 3.10(a), as of the date of this Agreement no other person is infringing or violating any of the Business Intellectual Property.

(b) Seller Maintenance of the Business Intellectual Property. Seller has maintained its confidential information and trade secrets in confidence, including entering into Contracts that require licensees, contractors and other third Persons with access to such confidential information and trade secrets to keep such confidential information and trade secrets confidential. All employees and consultants of Seller have entered into valid and binding agreements with Seller sufficient to vest title in Seller of all Business Intellectual Property created by such employees or consultants in the scope of their employment or consultancy. To the extent that any Business Intellectual Property has been developed or created by a third party, Seller has a written agreement with such third party with respect thereto and thereby either (i) obtained ownership of, and is the exclusive owner of, or (ii) obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party’s Intellectual Property in such work.

(c) Effect of Transaction on the Business Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the loss of, or otherwise adversely affect, any ownership rights of Seller in the Business Intellectual Property or result in the breach or termination of any Contract to which Seller is a party respecting any of the Business Intellectual Property. Further, the consummation of the transactions contemplated by this Agreement will not trigger any provision of any Contract of Seller or each Shareholder that purports to obligate Seller or each Shareholder to (i) grant to any third party any rights or licenses with respect to Business Intellectual Property; or (ii) increase the royalties or other amounts payable for licenses to Business Intellectual Property in excess of that being paid by Seller prior to the Closing.

(d) Registered Intellectual Property. Schedule 3.10(d) sets forth a complete and correct list of all patents and registered Intellectual Property and all pending applications for registration or patent of Intellectual Property owned, filed or used exclusively by or on behalf of Seller.

(e) Business Systems. The computer systems, including the software, firmware, hardware, networks, interfaces, and related systems owned or used by Seller in the conduct of the Business (collectively, “Business Systems”) are materially sufficient for the Business as of the Closing. In the last twelve (12) months, there has been no material disruption, interruption or outage to any Business System, other than such disruptions, interruptions or outages generally affecting other similar situated business. Seller has taken commercially reasonable steps to provide for the back-up and recovery of the data and information used in the conduct of the Business. No source code for any Business System exclusively licensed to Seller has been delivered, contributed, licensed, or made available to any other Person (including any developer participating in any open source project) who is not, as of the date of this Agreement, an employee or consultant of Seller, and Seller has no duty (present, contingent or otherwise) to do the same.

(f) Personal Information. Seller is in compliance with (i) all applicable Laws of any Governmental Body governing the collection, use or transfer of personal information and (ii) Seller’s privacy policies or related policies, programs or other notices that concern Seller’s collection or use of personal information.

(g) Intellectual Property Necessary to Operate Business. The Business Intellectual Property includes all of the Intellectual Property necessary to or used in the operation of the Business, and there are no other items of Intellectual Property that are material to the operation of the Business as currently conducted or as currently proposed to be conducted. The Owned Intellectual Property and, to Seller’s Knowledge, the Licensed Intellectual Property, are subsisting, valid and enforceable, and are not subject to any Claim of invalidity or unenforceability in whole or in part or is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Business Intellectual Property or impairing the validity or enforceability of such Business Intellectual Property.

3.11 Financial Information.

(a) Seller has delivered to Buyer true and complete copies of (i) the unaudited balance sheet of the Business as of December 31, 2006 (the “Balance Sheet”) together with the related unaudited statements of revenues, costs and expenses of the Business for the year ended December 31, 2006, and (ii) unaudited statements of assets and liabilities as of October 31, 2007 (the “Interim Balance Sheet”) together with the related unaudited statement of revenues, costs and expenses of the Business for the ten (10) month period ended October 31, 2007 (collectively, such financial statements referred to in (i) and (ii) shall be referred to as the “Financial Statements”). Except as set forth on Schedule 3.11(a), the Financial Statements (i) fairly present, subject to normal adjustments, in all material respects the financial condition and results of operations of the Business at and as of the date thereof and for the period covered thereby, (ii) were compiled from books and records regularly maintained by management of Seller used to prepare the financial statements of Seller, and (iii) the Financial Statements were prepared in accordance with GAAP as consistently applied by Seller.

(b) Except as and to the extent reflected on the Financial Statements or on Schedule 3.11(b), Seller has no Liabilities of a nature customarily reflected on a balance sheet other than Liabilities incurred since December 31, 2006 in the Ordinary Course of Business and consistent with past practice.

(c) As of the Effective Date, the Net Asset Value shall be greater than $0.

3.12 Events Subsequent to Date of Balance Sheet. Since August 31, 2007, except as set forth on Schedule 3.12, the Business has not sustained any Material Adverse Effect nor, to Seller’s Knowledge, has there been any act or omission that, solely through the passage of time, could reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 3.12, since August 31, 2007 and until the date of this Agreement:

(a) Seller has carried on the Business in the Ordinary Course of Business in all material respects;

(b) Seller has not, except in the Ordinary Course of Business, sold, leased, transferred, or assigned any of the properties, rights or assets of Seller relating to the Business having a value in excess of $25,000 in the aggregate;

(c) Seller has not, except in the Ordinary Course of Business, entered into any Contract or agreed to any material modification, amendment or extension of any Contract requiring or likely to require payments to or from Seller in any one year of more than $25,000 in the aggregate;

(d) Seller has not incurred any Liabilities which in the aggregate are material to the Business, other than those Liabilities set forth in the Financial Statements;

(e) Seller has not increased the salary or other compensation payable or to become payable to any employee of the Business or made any declaration, payment, commitment, or obligation of any kind for the payment of additional salary or compensation to any such person other than consistent with past practices and not exceeding five percent (5%) of the salary and benefits paid in respect to such employees;

(f) No material asset of the Business has been destroyed, materially damaged, or lost, whether or not covered by insurance;

(g) Seller has not changed accounting methods or practices (including, without limitation, any change in depreciation or amortization methods, policies, or rate) relating to the Business or the Purchased Assets, except as required by changes in GAAP;

(h) Seller has not waived or released any right or claim relating to the Business or cancelled any debts or claims relating to the Business, except in the Ordinary Course of Business;

(i) Seller has not mortgaged, pledged, or, subjected to Lien, charge, or other encumbrance (other than a Permitted Lien), any of the Purchased Assets;

(j) Seller has not issued or sold any shares of capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of Seller;

(k) Seller has not made any changes in the methods of operations of the Business, including practices and policies relating to manufacturing, purchasing, paying, inventories, Accounts Receivable, marketing, selling, pricing, billing or collecting and has not engaged in (i) any practice which would have the effect of accelerating to pre-Closing periods collections of Accounts Receivable that would otherwise be expected (based on past practice) to be made in post-Closing periods, (ii) any practice which would have the effect of postponing to post-Closing periods payments by the Company or any of its subsidiaries that would otherwise be expected (based on past practice) to be made in pre-Closing periods or (iii) any other promotional sales, discount activity or deferred revenue activity, in each case in this clause (iv) in a manner outside the ordinary course of business or inconsistent with past practice or contrary to generally accepted industry practices;

(l) Seller has not made, revoked or changed any Tax election or method of Tax accounting, or settled or compromised any liability with respect to Taxes of Seller;

(m) Seller has not made any loan to, guaranteed any Indebtedness of or otherwise became liable for any Indebtedness on behalf of, any Person;

(n) Seller has not entered into any agreement, arrangement or transaction with any of its Affiliates, directors, officers, employees or stockholders (or with any relative, beneficiary, spouse or Affiliate of such Persons);

(o) Seller has not terminated, discontinued, closed or disposed of any facility or other business operation, or laid off any employees or implemented any early retirement, separation or program providing early retirement window benefits within the meaning of Section 1.401(a)-4 of the Code or announced or planned any such action or program for the future;

(p) Seller has not disclosed any secret or confidential Intellectual Property (except by way of issuance of a patent) or permitted to lapse or become abandoned any Intellectual Property (or any registration or grant thereof or any application relating thereto) to which, or under which, Seller has any right, title, interest or license;

(q) Seller has not failed to maintain the property and equipment of the Business in good repair and operating condition, ordinary wear and tear excepted;

(r) Seller has not suffered any casualty loss or damage with respect to any of the Purchased Assets that in the aggregate have a replacement cost of more than $50,000, whether or not such loss or damage shall have been covered by insurance;

(s) Seller has not amended or restated the Certificate of Incorporation or the By-laws of Seller;

(t) Seller has not abandoned, sold, assigned, or granted any security interest in or to any item of the Business Intellectual Property, including failing to perform or cause to be performed all applicable filings, recordings and other acts, and pay or caused to be paid all required fees and taxes, to maintain and protect its interest in such Intellectual Property, (ii) granted to any third party any license with respect to any Business Intellectual Property, (iii) developed, created or invented any Intellectual Property jointly with any third party (other than such joint development, creation or invention with a third party that is in progress prior to the Interim Balance Sheet Date) or (iv) disclosed, or allowed to be disclosed, any confidential Intellectual Property, unless such Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting the confidentiality thereof;

(u) Seller has not experienced or otherwise been subject to any change, event, condition or set of circumstances that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect; and

(v) Other than pursuant to the terms of this Agreement, Seller has not committed to do any of the foregoing.

3.13 Compliance with Laws.

(a) No Violations. Seller is not in violation of, has not violated, any applicable provisions of any Laws, statutes, ordinances or regulations of any Governmental Body, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and to Seller’s Knowledge is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Law, rule, ordinance or regulation applicable to the Purchased Assets or the conduct of the Business, except for violations that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would reasonably be expected to have, a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of any of the transactions contemplated hereby or thereby.

(b) Permits. Schedule 3.13(b) correctly describes each Permit material to the Business, together with the name of the Governmental Body issuing such Permit. Such Permits are valid and in full force and effect and, assuming the related Required Consents have been obtained prior to the Closing Date, are transferable by Seller and will not be terminated or impaired or become terminable as a result of the transactions contemplated hereby. Upon consummation of such transactions, Buyer will, assuming the related Required Consents have been obtained prior to the Closing Date, have all of the right, title and interest in all the Permits.

(c) No Defaults. Seller is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any judgment, order or injunction of any Governmental Body or arbitrator.

3.14 Accounts Receivable. Schedule 3.14 sets forth an aged list of the Accounts Receivable as of the Interim Balance Sheet Date showing separately those Accounts Receivable that as of such date had been outstanding for (a) 29 days or less, (b) 30 to 59 days, (c) 60 to 89 days, and (d) more than 89 days. Except to the extent, if any, reserved for on the Interim Balance Sheet, all Accounts Receivable reflected on the Interim Balance Sheet arose from, and the Accounts Receivable existing as of the Closing will have arisen from, the sale of services to Persons not affiliated with Seller or any of the Shareholders and in the Ordinary Course of Business consistent with past practice and, except as reserved against on the Interim Balance Sheet, constitute or will constitute, as the case may be, only valid, undisputed claims of Seller not subject to valid claims of setoff or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. All Accounts Receivable reflected on the Interim Balance Sheet or arising from the date thereof until the Closing (subject to the reserve for bad debts, if any, reflected on the Interim Balance Sheet) are or will be good and have been collected or are or will be collectible, without resort to litigation or extraordinary collection activity, within 90 days after the Closing.

3.15 Environmental Compliance. Seller has complied, and is in compliance, with all Environmental Laws. Neither Seller nor any shareholder of Seller in the past five years, has received any written complaint, demand or claim alleging that Seller is in violation of, or has any liability or investigatory, corrective or remedial obligation under, any Environmental Laws and holds, and is in compliance with, and at all times has been and been in compliance with, all permits, certificates, licenses, approvals, registrations and authorizations required under all Environmental Laws in connection with the Business (“Environmental Permits”). All Environmental Permits are in full force and effect. A complete list of all Environmental Permits is provided in Schedule 3.15. Seller has provided to Buyer all documents, records and information available to Seller concerning any environmental or health and safety matter relevant to Seller or to any property now or formerly owned, operated or leased by Seller, including without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding waste disposal, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any Governmental Body.

3.16 Customers. Listed in Schedule 3.16 are the names and addresses of the most significant customers (by revenue) of the Business for the fiscal year ended December 31, 2006 and for the ten (10) months ended October 31, 2007 that represent ninety percent (90%) of Seller’s revenue for each period (each such customer, a “Key Customer”). Seller has not received any notice, and does not have any reason to believe, that any Key Customer of the Business (a) has ceased, or intends to cease, to use the products, goods or services of Seller or has substantially reduced, or intends to substantially reduce, the use of such products, goods or services at any time or (b) will not transact business with Buyer at any time after the Closing on terms and conditions (including pricing, payment and other economic terms) that are substantially equivalent to the terms and conditions on which that customer currently transacts business with Seller. Except as set forth in Schedule 3.16, Seller has not agreed or committed to any discount, price reduction or price concession, commission, fee (including any syndication fee), or other adjustment with or for any customer of Seller or in respect of any revenue generated from any such customer.

3.17 Subsidiaries or Other Interests. There are no other corporations, partnerships, joint ventures, associations or other entities in which Seller owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire any of the same. Seller is not a member of (nor is any part of the Business conducted through) any partnership nor is Seller a participant in any joint venture or similar arrangement.

3.18 Brokers. No broker, investment banker, financial advisor or other person, other than Wunderlich Securities, Inc., the fees and expenses of which will be paid by Seller, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

3.19 Real Property.

(a) Seller does not own, and nor any of its predecessors has ever owned, any interest in any real property.

(b) Schedule 3.19 completely and accurately describes all leases and subleases of real property (the “Leases”) used by or held for use by Seller in connection with the Business, together with a description of all buildings and material fixtures and improvements erected thereon (the “Leased Real Property”), and, with respect to each Lease, sets forth the identity of the landlord or sub-landlord, the commencement date and term of such Lease, any amendment to such Lease, and the aggregate annual rent under such Lease. Schedule 3.19 sets forth and separately identifies each Lease for which the landlord or sub-landlord is an equityholder or Affiliate of any of Seller.

(c) The Leases are in good standing and are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such Lease any default by Seller or, to Seller’s Knowledge, by any other Person, or any event that, with notice or lapse of time or both, would constitute a default by Seller or, to Seller’s Knowledge, by any other Person. Seller has delivered to Buyer complete and accurate copies of all Leases, including all amendments and agreements related thereto. All rent and other charges currently due and payable under the Leases have been paid.

(d) Seller is the holder of the lessee’s interest under the Leases and has not assigned the Leases nor subleased all or any portion of the premises leased thereunder. No lessor under the Leases has any Liens on, or claim to, any of the Tangible Personal Property located at the Leased Real Property except as provided under applicable Law.

(e) The Leased Real Property comprise all real property or leased by Seller or otherwise used or held for use in connection with the conduct of the Business as heretofore conducted.

3.20 Customer Information. Schedule 3.20 sets forth the complete and accurate count and list of the name, address, telephone numbers and email address for each Customer and Seller shall provide in electronic format, complete and accurate Customer Information, including marketing codes, source codes and payment dates.

3.21 Employee Benefit Matters.

(a) Plans and Material Documents. Schedule 3.21 lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, unit option, unit purchase, restricted unit, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether formal or informal, whether or not in writing, to which Seller is a party, with respect to which Seller has any obligation or that are maintained, contributed to or sponsored by Seller for the benefit of any current or former employee, officer or director of Seller, (ii) any contracts, arrangements or understandings between Seller and any employee of Seller, including any contracts, arrangements or understandings relating to the sale of the Business (all such items listed thereon, collectively, the “Plans”). Seller has provided to Buyer a complete and accurate copy of each Plan and a complete and accurate copy of each material document prepared in connection with each such Plan, including a copy of (i) each trust or other funding arrangement, (ii) each summary plan description, summary of material modifications or other document used to communicate the terms of the Plan to participants, (iii) the most recently filed IRS Form 5500, (iv) the most recently received IRS determination letter for each such Plan and (v) the most recently prepared actuarial report and financial statements in connection with each such Plan. Seller does not have any express or implied commitment, whether legally enforceable or not, to (i) create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(b) Absence of Certain Types of Plans. None of the Plans is (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) (a “Multiple Employer Plan”) or (iii) a plan otherwise subject to Title IV of ERISA. None of the Plans provides for the payment of separation, severance, termination or similar-type benefits to any Person or obligates Seller to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a “change in control,” within the meaning of such term under Section 280G of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of Seller. Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

(c) Compliance with Applicable Law. Each Plan is now and always has been operated in all material respects in accordance with the requirements of all applicable Laws, including ERISA and the Code. Seller has performed all obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Plan. No Claim is pending or, to the knowledge of Seller, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could give rise to any such Claim.

(d) Qualification of Certain Plans. Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified, and each trust established in connection with any Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust. No trust maintained or contributed to by Seller is intended to be qualified as a voluntary employees’ beneficiary association.

(e) Absence of Certain Liabilities and Events. There has been non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Seller has not incurred any liability for any penalty or tax arising under Section 4971, 4972, 4980, 4980B or 6652 of the Code or any liability under Section 502 of ERISA, and no fact or event exists that could give rise to any such liability.

(f) Plan Contributions and Funding. All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Body, and no fact or event exists that could give rise to any such challenge or disallowance.

3.22 Labor Matters.

(a) Collective Bargaining Agreements. Seller is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed in the Business, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Business;

(b) Work Stoppage. There are no controversies, strikes, slowdowns or work stoppages pending or, to Seller’s Knowledge, threatened between Seller and any of the employees of Seller, and Seller has not experienced any such controversy, strike, slowdown or work stoppage within the past three years;

(c) No Outstanding Labor Grievances. Seller has not breached or otherwise failed to comply with the provisions of any collective bargaining or union contract, and there are no material grievances outstanding against Seller under any such agreement or contract;

(d) Labor Practice Complaints. There are no unfair labor practice complaints pending against Seller before the National Labor Relations Board or any other Governmental Body or any current union representation questions involving employees of Seller;

(e) Compliance with Labor Laws. Seller is currently in compliance with all applicable Laws relating to employment, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Body and has withheld and paid to the appropriate Governmental Body, or is holding for payment not yet due to such Governmental Body, all amounts required to be withheld from employees of Seller and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing;

(f) Payment of Wages. Seller has paid in full to all its employees, or adequately accrued for in accordance with GAAP, all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees;

(g) No Wages Claims. There is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Body with respect to any Persons currently or formerly employed by Seller in the Business;

(h) No Consent Decree. Seller is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Body relating to employees or employment practices;

(i) No Violation of Safety Standards. There is no charge or proceeding with respect to a violation of any occupational safety or health standard that has been asserted or is now pending or threatened with respect to Seller; and

(j) No Charge of Discrimination. There is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Body in any jurisdiction in which Seller has employed or currently employs any Person.

3.23 Key Employees. Schedule 3.23 lists the name, place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, “golden parachute” and other like benefits paid or payable (in cash or otherwise) in the fiscal year of Seller ended December 31, 2006, the date of employment and a description of the position and job function of each current salaried employee, officer, director, consultant or agent of Seller. To the extent permitted under Buyer’s benefit plans, Buyer agrees to give Seller’s employees credit for their length of service to Seller as set forth on Schedule 3.23 and therefore as employees of Buyer, such employees of Seller will be deemed to have worked for Buyer for such period of service such employees have given to Seller.

3.24 Certain Interests. Except as disclosed in Schedule 3.24,

(a) no Affiliate, officer, director, stockholder or key employee of Seller and no relative or spouse (or relative of such spouse) of any such Affiliate, officer, director, stockholder or key employee:

(i) has any direct or indirect financial interest in any competitor, supplier or customer of Seller; provided, however, that the ownership of securities representing no more than 1% percent of the outstanding voting power of any competitor, supplier or customer and that are also listed on any national securities exchange, shall not be deemed to be a “financial interest” so long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer;

(ii) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property, including the Business Intellectual Property, that Seller uses, hold for use has used, or intends to use in the operation of the Business or otherwise; or

(iii) has outstanding any Indebtedness to Seller.

(b) Seller does not have any Liability to any Affiliate, officer, director, stockholder or key employee of Seller or to any relative or spouse (or relative of such spouse) of any such Affiliate, officer, director, stockholder or key employee.

3.25 Seller Ownership Information. As set forth on Schedule 3.25, the Shareholders own all of the issued and outstanding shares of capital stock of Seller (collectively, the “Shares”), all of which are validly issued, fully paid and non-assessable. None of the Shares was issued in violation of any preemptive rights. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the shares of capital stock of Seller or obligating Seller or any of its Affiliates to issue or sell any shares of capital stock, or any other interest in, Seller. The Shares constitute all of the issued and outstanding equity securities of Seller and are all owned of record and beneficially by the Shareholders.

3.26 No Traffic Manipulation. Seller has not, directly or through another person, generated traffic or clicks to any Domain Name or Web site linked to such Domain Name using “robot” programs, “spider” programs, macro programs, Internet agents, or any other automated means, or generated traffic or clicks to any Domain Name or Web site linked to such Domain Name using human end users acting either on the instructions of Seller or any Shareholder.

3.27 Affiliate Transactions. Other than as described on Schedule 3.27, no Insider (a) is or was a party to any Contract or transaction with Seller or which pertains to the Business (other than in such Insider’s capacity as an employee, stockholder or director of Seller), or (b) has any interest in any Purchased Asset, other than indirectly, as a member of Seller.

3.28 Minute Books and Records. Seller’s minute books contain accurate records of all meetings of, and accurately reflect all other material actions taken by, the stockholders, board of directors and all committees of the board of directors of Seller. Complete and accurate copies of all such minute books of Seller have been provided by Seller to Buyer.

3.29 Insurance. All material assets, properties and risks of Seller, are, and for the past five (5) years have been, covered by valid and, except for insurance policies that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance (including general liability insurance, property insurance and workers’ compensation insurance) issued in favor of Seller, in each case with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of Seller.

3.30 Certain Business Practices. Neither Seller nor any of its directors, officers, agents, representatives or employees (in their capacity as directors, officers, agents, representatives or employees) has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the Business, (b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Body, in the United States or any other country, which is in any manner illegal under any Law of the United States or any other country having jurisdiction, or (c) made any payment to any customer or supplier of Seller or any officer, director, partner, employee or agent of any such customer or supplier for the unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of the Business.

3.31 Other Information. None of this Agreement, the Ancillary Agreements and the schedules, exhibits and other documents delivered in connection herewith and therewith, when read together as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading. The business projections and information relating to Seller delivered to Buyer have been prepared in good faith based on assumptions that are reasonable, and no facts or information that would lead Seller to believe that such projections are incorrect or misleading in any material respect.

3.32 Confidentiality Agreements. The Company, nor any of its Affiliates, including each Shareholder, has not disclosed any confidential information or proprietary information of the Business to any Person pursuant to the Contracts listed on Schedule 3.32.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller and the Shareholders that:

4.1 Organization and Existence. Buyer is a company duly organized, validly existing and in good standing under the Laws of the State of Florida and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

4.2 Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement, each of the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and each of the Ancillary Agreements to which Seller is a party have been duly executed and delivered by Buyer and constitute valid and binding agreements of Buyer, enforceable in accordance with its terms.

4.3 Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements require no action by or in respect of, or filing with, any Governmental Body.

4.4 Due Authorization, Execution and Delivery: Effect of Agreement. The execution, delivery and performance by Buyer of this Agreement and the consummation by

Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency or other laws, now or hereafter in effect, affecting creditors’ rights generally, and (B) the remedy of specific performance, injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefore may be brought. The execution, deliver and performance of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby (i) do not require the consent, approval, clearance, waiver, order or authorization of any Person, (ii) do not violate any provision of the Buyer’s Amended and Restated Articles of Incorporation or By-laws of the Buyer, (iii) do not conflict with or violate any permit, concession, grant, franchise, statute, law, rule or regulation of any Governmental Entity or any order, judgment, award or decree of any court or other Governmental Entity to which the Buyer is subject or any of their assets is bound and (iv) do not conflict with, or result in any breach of, or default or loss of any right under (or an event or circumstance that, with notice or the lapse of time, or both, would result in a default), or the creation of an Encumbrance pursuant to, or cause or permit the acceleration prior to maturity of any amounts owing under, any indenture, mortgage, deed of trust, lease, loan agreement or other agreement or instrument to which the Buyer is a party or to which any of their assets are subject, other than in the case of sub-clauses (i), (iii) and (iv) above for such violations, conflicts, defaults or Encumbrances which, individually or in the aggregate, would not have a material adverse effect on the financial condition or results of operations of the Buyer.

4.5 Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the Amended and Restated Bylaws and Amended and Restated Articles of Incorporation of Buyer or (ii) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with any provision of any Law, regulation, judgment, injunction, order or decree binding upon or applicable to Buyer.

4.6 Business Knowledge and Sophistication of Buyer. Buyer has significant knowledge relating to the industry in which the Seller presently operates. Additionally, Buyer’s representatives have had an opportunity to review business and corporate records of the Seller during the Buyer’s due diligence review process. Buyer has been represented by such legal counsel, tax counsel, tax advisors, accountants and others, each of which has been personally selected by Buyer, as it has found necessary to consult concerning the transactions contemplated by this Agreement.

4.7 Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

ARTICLE V

COVENANTS OF THE PARTIES

5.1 Non Competition; Non- Solicitation.

(a) Non-Competition. In consideration of the transactions contemplated hereby and the payment of the Purchase Price and the assumption of the Assumed Liabilities, Seller and each Shareholder hereby covenant and agree that during the period beginning on the date of this Agreement and ending on the fifth (5th) anniversary of the Closing Date (the “Restricted Period”) (except in the case of each Founder, in which case, the Restricted Period for each Founder shall terminate on the later of (i) the termination of the Restricted Period, or (ii) two (2) years after the date such Founder ceases to be employed by Buyer for any reason), neither Seller nor any Shareholder nor their respective Affiliates (including any company or other entity controlled by Seller or any Shareholder (whether currently existing or hereafter acquired or formed)) shall, directly or indirectly, in any capacity, render services, engage or have a financial interest in, any activity that shall be competitive with those business activities that constitute part of the Business or the Business as operated by Buyer after the Closing or any other business of Buyer anywhere in the world (the “Restricted Business”), nor shall Seller or any Shareholder assist any Person that shall be engaged in any such business activities.

(b) Non-Solicitation; Non-Disparagement. In consideration of the transactions contemplated hereby and the payment of the Purchase Price and the assumption of the Assumed Liabilities, Seller and each Shareholder hereby covenants and agrees that during the Restricted Period (except in the case of each Founder, in which case, the Restricted Period for such Shareholder shall terminate on the later of (i) the termination of the Restricted Period, or (ii) two (2) years after the date such Founder ceases to be employed by Buyer for any reason), neither Seller nor any Shareholder nor their respective Affiliates (including any company or other entity controlled by Seller or any Shareholder (whether currently existing or hereafter acquired or formed)) shall, directly or indirectly, (i) solicit or induce, or attempt to solicit or induce, any Person who accepts employment with Buyer to leave the employ of Buyer or any of its Affiliates for any reason whatsoever, (ii) hire or employ any Person who accepts employment with Buyer, (iii) without the prior written consent of Buyer, employ any Person who does not accept employment with Buyer; (iv) solicit or induce, or attempt to solicit or induce, any customer of the Business to purchase any goods or products with respect to the Business, (v) otherwise impede or interfere in any way with any customer relationship of any of the Business, Buyer or any of their respective Affiliates with respect to the Business or (vi) disparage Buyer or its Affiliates in any way, other than in connection with a dispute between the Parties; provided, however, that Seller will not be deemed to have violated this clause merely as a result of publishing an employment solicitation of general circulation.

(c) Seller and each Shareholder acknowledges that the covenants contained in Section 5.1(a) and Section 5.1(b) of this Agreement are of a special, unique, unusual and extraordinary character, which give them peculiar value, the loss of which cannot be reasonably or adequately compensated in an action at law, and that, in the event there is a breach thereof by Seller, any Shareholder or any of their respective Affiliates, Buyer will suffer irreparable harm, the amount of which will be impossible to ascertain. Accordingly, Buyer shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for any breach or to enforce specific performance of the provisions or to enjoin Seller, any Shareholder or any of their respective Affiliates from committing any act in breach of any covenant contained in Section 5.1(a) and Section 5.1(b) of this Agreement. If Buyer is obliged to resort to the courts for the enforcement of any of the covenants contained in Section 5.1(a) and Section 5.1(b), each such covenant shall be extended for a period of time equal to the period of such breach, if any, which extension shall commence on the later of (i) the date on which the original (unextended) term of such covenant is scheduled to terminate or (ii) the date of the final court order (without further right of appeal) enforcing such covenant.

(d) Notwithstanding Section 5.1(a) of this Agreement, nothing contained herein shall prohibit or restrict Seller, or any Shareholder, or any of their respective Affiliates from, at any time, owning not in excess of two percent (2%) in the aggregate of the capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange.

(e) If, at the time of enforcement of this Section 5.1, a court shall hold that the duration, scope or area restrictions stated in this Agreement are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained in this Agreement to cover the maximum period, scope and area permitted by Law.

5.2 Confidentiality.

(a) From and after the Closing Date, Seller and each Shareholder shall use their best efforts to cause their respective Affiliates to maintain the confidentiality of, and Seller and each Shareholder shall not use for the benefit of themselves or others, any confidential information concerning the Business, Buyer, the Purchased Assets or the Assumed Liabilities.

(b) Seller and each Shareholder agree not to divulge, communicate, use to the detriment of Buyer or any of its Affiliates, for Seller’s or any of their respective Affiliates’ benefit or the benefit of any other person, firm, corporation, association or other entity, or misuse in any way, in whole or in part, any confidential information, including, without limitation, trade secrets related to the Business or the Purchased Assets or SEO Methods, as they may exist from time to time.

(c) Seller and each Shareholder acknowledge that the list of the Customers of the Business or SEO Methods, as it may exist from time to time, and the Business’ proprietary information, including, without limitation, its trade secrets, are valuable, special and unique assets of the Business and are “confidential information.”

(d) In the event that Seller or any Shareholder is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena or similar process to disclose any confidential information, Seller or such Shareholder, as applicable, will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order. If, in the absence of a protective order, Seller or such Shareholder is, on the advice of counsel, compelled to disclose any confidential information to any tribunal or else stand liable for contempt, Seller or such Shareholder, as applicable, may disclose the confidential information to the tribunal; provided, however, that Seller or such Shareholder, as applicable, shall use it or his best efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the confidential information required to be disclosed as Buyer shall designate.

(e) Sections 5.2(a)-(d) shall not apply to any confidential information that: (i) is generally available to the public immediately prior to the time of disclosure unless such confidential information is so available due to the actions of Seller or any Shareholder or each of their Affiliates in violation of this Section 5.2, or (ii) later lawfully acquired by Seller or such Shareholder on a nonconfidential basis from sources other than Buyer or its Affiliates, which sources, upon reasonable inquiry, owe no duty of confidentiality to Buyer or its Affiliates; provided, that Seller or each Shareholder may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such persons are informed by Seller or such Shareholder, as applicable, of the confidential nature of such information and are directed by Seller or such Shareholder to treat such information confidentially in accordance with this Agreement.

5.3 Trademarks; Trade Names. Upon the Closing Date, Seller shall eliminate its use of all the Business Intellectual Property, including, without limitation, use of all the trademarks, trade names, service marks and service names used in the Business, in any of their forms or spellings, on all advertising, stationery, business cards, checks, purchase orders and acknowledgments, customer agreements and other Contracts and business documents. Seller shall change the corporate name of Seller so as to bear no resemblance to, or to be confusingly similar with, the current name of Seller.

5.4 Seller and the Shareholders Shall Not Register Similar Domain Names. Each Shareholder, Seller and each of their Affiliates shall not, and shall use commercially reasonable efforts to cause their respective officers, directors, employees, consultants, advisors and agents to not, under any circumstances, register, or otherwise directly or indirectly obtain the use of, or control over, any domain name(s) confusingly similar to the Domain Names or direct Internet traffic away from the Domain Names.

5.5 Collection and Application of Accounts Receivable.

(a) With respect to Acquired Accounts Receivable, all Accounts Receivable payments collected after the Effective Date (other than Excluded Accounts Receivable) with respect to any particular customer will be applied toward any Acquired Accounts Receivable of such particular customer included in the Purchased Assets before being applied to any Acquired Accounts Receivable of such particular Customer related to sales made after the Effective Date for the applicable account debtor-customer, unless there is a particular factual reason not to do so (e.g., a dispute with the Customer about the applicable Acquired Accounts Receivable). The collection costs and expenses incurred by Buyer in connection with such Acquired Accounts Receivable uncollected one hundred fifty (150) days after the Closing (each an “Uncollectible

Acquired Accounts Receivable”), plus the amount owed under such Uncollectible Acquired Accounts Receivable, shall be considered part of the Damages incurred for purposes of Seller’s and each Shareholder’s indemnification obligations under Article VIII. To the extent that Seller and each Shareholder indemnifies Buyer for any Uncollectible Acquired Accounts Receivable, Buyer shall take all reasonable actions to vest in Seller the right to pursue collection of such Uncollectible Acquired Accounts Receivable in accordance with Seller’s past practices in the Ordinary Course of Business; provided, however, Seller may not engage a collection agency, bring suit, harass or otherwise take other similar or extreme measures to collect such Uncollectible Acquired Accounts Receivable from parties continuing to conduct business with Buyer after the Effective Date.

(b) With respect to Excluded Accounts Receivable payments collected by Buyer after the Closing for sales made prior to the Effective Date by Sellers, Buyer shall pay such amounts to Seller without offset or deduction as received and within five (5) days of receipt. However, in no event shall Buyer be responsible for the collection of any such Excluded Accounts Receivable or be required to take any action to collect on any such Excluded Accounts Receivable. Seller may collect the Excluded Accounts Receivable in accordance with Seller’s past practices; provided, however, Seller may not engage a collection agency, bring suit, harass or otherwise take other similar or extreme measures to collect outstanding Excluded Accounts Receivable from parties continuing to conduct business with Buyer after the Effective Date.

5.6 Further Assurances. Subject to the terms and conditions of this Agreement, each Party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. The Parties each agree to execute and deliver such other documents, certificates, agreements, other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good and marketable title to the Purchased Assets.

5.7 Power of Attorney. Seller hereby constitutes and appoints, effective as of the Closing Date, Buyer and its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of Buyer or in the name of Seller, but for the benefit of Buyer (a) to collect for the account of Buyer any items of Purchased Assets and (b) to institute and prosecute all proceedings which Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Purchased Assets. Buyer shall be entitled to retain for its account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

5.8 Certain Filings. The Parties shall cooperate with each other (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

5.9 Public Announcements. Seller and each Shareholder shall consult with Buyer before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable Law, will not issue nor permit any of their respective directors, officers, employees, agents, other representatives or Affiliates to make any such press release or make any such public statement prior to such consultation and Buyer’s approval.

5.10 Additional Efforts Regarding Certain Contracts. Seller and each Shareholder covenant and agree, upon the request of Buyer, to use each of their best efforts to, or cause to be taken, all actions and to do, or cause to be done, all things necessary as determined by Buyer to enforce Seller’s rights under the Contracts listed on Schedule 3.32, with the reasonable cost and expense of which to be borne by Buyer. In no event shall Seller or any Shareholder settle or compromise any claim or action arising under the Contracts listed on Schedule 3.32 without the express written consent of Buyer. Buyer shall have the right, at its own cost and expense and with counsel of its own choice, to consult with Seller and Shareholders regarding, or at the option of Buyer control the prosecution of, such claim or action arising under this Section.

ARTICLE VI

TAX MATTERS

6.1 Taxes. Except as otherwise expressly disclosed on Schedule 6.1:

(a) There are no liens for Taxes upon the Acquired Assets;

(b) No portion of the Purchase Price is subject to any Tax withholding provision of any Governmental Body;

(c) No state of facts exists or has existed that constitutes grounds for any Governmental Body to assert against Buyer, whether by reason of transferee liability or otherwise, any liability for any Tax of Seller for any Tax period (or portion thereof) ending on or before the Closing Date;

(d) Seller has timely paid or shall pay all Taxes, and all interest and penalties due thereon and payable by it, for the Tax period (or portion thereof) ending on or before the Closing Date, which will have been required to be paid on or prior to the Closing Date, the non-payment of which would result in a lien on any Acquired Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable or responsible therefore; and

(e) Schedule 6.1(e) contains a list of jurisdictions (whether foreign or domestic) to which any Tax is properly payable by Seller.

6.2 Tax Covenants.

(a) Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Business as is reasonably necessary for the filing of all Tax Returns and making of any election related to Taxes, the preparation for any audit by any Governmental

Body, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Business or the Purchased Assets and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 6.2(a).

(b) All Property Taxes levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period, equitably adjusted if necessary to reflect changes in taxable assets as between the Pre-Closing Period and Post-Closing Period or portions thereof. Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period. Within ninety (90) days after the Closing, Seller and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 6.2(b) together with such supporting evidence as is reasonably necessary to calculate such amount to be reimbursed. Such amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement. Thereafter, Seller shall notify Buyer upon receipt of any bill for Property Taxes relating to the Purchased Assets, part or all of which are attributable to the Post-Closing Tax Period, and shall promptly deliver such bill to Buyer who shall pay the same to the appropriate governmental authority; provided that if such bill covers the Pre-Closing Tax Period, Seller shall also remit prior to the due date of assessment to Buyer payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period. If Seller or Buyer shall thereafter make a payment for which it is entitled to reimbursement under this Section 6.2(b), the other party shall make such reimbursement promptly but in no event later than thirty (30) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section and not made within ten (10) days of delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

(c) Prior to the Closing Date, Seller shall provide Buyer with a clearance certificate or similar document(s) from any Governmental Body set forth on Schedule 6.2(c) having sales tax jurisdiction over Seller stating that all sales tax, penalties, and interest due and payable to that Governmental Body attributable to the Pre-Closing Tax Period have been paid or a clearance certificate or similar document(s) stating that no sales taxes, interest, or penalty is due from that Governmental Body.

(d) Any transfer, documentary, sales, use, stamp, or other Taxes assessed upon or with respect to the transfer of the Purchased Assets to Buyer and any recording or filing fees with respect thereto shall be borne and paid by Buyer.

(e) No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting the Business or the Purchased Assets shall be made after the date of this Agreement without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

(f) Buyer and Seller agree to file all Tax Returns consistent with the Allocation Statement and shall not make any inconsistent written statements or take any inconsistent position on any Tax Return, in any refund claim, during the course of any IRS audit or other Tax audit, for any financial or regulatory purpose, in any litigation or investigation or otherwise. Each Party shall notify the other Party if it receives notice that the IRS or other Governmental Body proposes any allocation different than that set forth in the Allocation Statement.

ARTICLE VII

EMPLOYEE MATTERS

7.1 Offer of Employment.

(a) Seller shall pay all wages, salaries, commissions, bonuses, incentives and the cost of all fringe benefits provided to each employee of Seller that have become due or in the future will be due for work performed on or prior to the Closing, and shall collect and pay all Taxes in respect of those wages, salaries, commissions, bonuses, incentives and benefits. Buyer is not assuming, and shall not have any Liabilities in connection with or relating to, any of Seller’s former employees, employee benefit plans (including the Plans, as defined in Section 3.21), employee insurance policies, severance or other termination obligations, including obligations under the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local Laws, or other employment related matters (all of which will be deemed to constitute Excluded Liabilities).

(b) On or prior to the Closing Date, Buyer may in its sole discretion offer post-Closing employment to any or all employees of Seller, subject to Buyer’s then applicable pre-employment testing, background check and general employment practices; provided, that Buyer may terminate at any time after the Closing Date the employment of any employee who accepts employment with Buyer. The employees who accept and commence employment with Buyer are collectively referred to as the “Transferred Employees.” Seller or the Shareholders shall not take any action that would impede, hinder, interfere or otherwise compete with Buyer’s effort to hire any employee of Seller. Buyer shall not assume any responsibility for any employee of Seller until he or she commences employment with Buyer. Each Transferred Employee must enter into a confidentiality and proprietary rights agreement in a form satisfactory to Buyer at the time his or her employment commences.

7.2 No Third-Party Beneficiaries. No provision of Article VII shall create any third party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller in respect of continued employment (or resumed employment) with Buyer and no provision of Article VII shall create such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee program or any plan or arrangement that may be established by Buyer. No provision of this Agreement shall constitute a limitation on the rights to amend, modify or terminate after the Closing Date any such plans or arrangements of Buyer.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

8.1 Survival. The representations and warranties of Buyer, Seller and each Shareholder contained in this Agreement or in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith shall survive for a period of one (1) years after the Closing, and shall terminate on such date except to the extent that any claims for indemnification in respect of a breach of any such representation or warranty is made on or before such date, in which case such representation or warranty shall survive until the resolution of such claim; provided, that:

(a) The representations contained in Section 3.1 (Corporate Existence and Power), Section 3.2 (Authorization), Section 3.5 (Assets), Section 3.18 (Brokers), Section 3.25 (Seller Ownership Information) and Section 6.1 (Tax Matters) shall survive forever. The representations in this Section 8.1(a) shall be referred to as the “Seller Material Representations;” and

(b) The representations contained in Section 4.1 (Organization and Existence), Section 4.2 (Corporation Authorization) and Section 4.5 (Brokers) shall survive forever.

Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Section 8.2 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

The covenants and agreements of Buyer, Seller and each Shareholder contained in this Agreement shall survive until fully discharged and performed. All indemnification payments made under this Agreement shall be treated as adjustments to the Purchase Price.

8.2 Indemnification.

(a) Seller and each Shareholder, jointly and severally, indemnify Buyer and its shareholders, officers, directors, employees, agents and attorneys, and Affiliates of each of the foregoing (the “Buyer Group”) against and shall hold each of the Buyer Group harmless from any and all Claims, damage, loss, liability and expenses (including without limitation, reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding, or in enforcing the indemnification provided in this Section) (“Damages”) incurred or suffered by any of the Buyer Group arising out of:

(i) any breach by Seller or the Shareholders of any representation or warranty other than the Material Representations set forth in this Agreement or Ancillary Agreements or any certificate, document or instrument delivered by Seller or the Shareholders in connection with the Closing;

(ii) any breach by Seller or the Shareholders of any Seller Material Representation;

(iii) any Excluded Liability;

(iv) any failure by Seller or any Shareholder to perform any covenant or obligation of Seller or the Shareholders set forth herein or in any Ancillary Agreements, or in any certificate, document or instrument prepared by Seller or the Shareholders and delivered to Buyer hereunder;

(v) the failure to obtain any Required Consent;

(vi) any violation of or Liability under any applicable bulk sales Law in connection with the transfer of the Purchased Assets;

(vii) any of the matters set forth in Schedule 3.8 hereof;

(viii) any Uncollectible Accounts Receivable, including the amount owed under such Uncollectible Accounts Receivable pursuant to Section 5.5; or

(ix) Seller’s operation of the Business prior to the Effective Date.

(b) Buyer shall indemnify Seller and each Shareholder against and shall hold Seller and each Shareholder harmless from any and all Damages incurred or suffered by Seller and/or each Shareholder arising out of:

(i) any breach by Buyer of any representation or warranty set forth in this Agreement or Ancillary Agreements or any certificate delivered by Buyer in connection with the Closing;

(ii) any Assumed Liability;

(iii) any failure by Buyer to perform any covenant or obligation of Buyer set forth in this Agreement or in any Ancillary Agreements, or in any certificate, document or instrument prepared by Buyer and delivered to each of Seller or the Shareholders hereunder; or

(iv) Buyer’s operation of the Business after the Closing.

8.3 Limitations on Indemnification Obligations. Seller’s and Shareholders’ maximum aggregate liability under Section 8.2(a)(i) shall not exceed Five Million Dollars ($5,000,000.00). The limitations in the preceding sentence shall not apply to fraud, willful misconduct or knowing misrepresentation or criminal acts or for breaches of any Seller Material Representations. The foregoing notwithstanding, this Section 8.3 shall not apply to covenants and agreements to be performed after the Closing.

8.4 Indemnification Procedures.

(a) Submitting Claims. Any party seeking indemnification for Damages pursuant to this Article VIII (an “Indemnified Party”) shall deliver a certificate (an “Indemnification Claim Certificate”) to the party obligated to provide such indemnification, signed by any duly authorized officer thereof and (i) stating that such Indemnified Party has actually sustained, suffered or incurred, or reasonably anticipates in good faith that it will have to actually sustain, suffer or incur, Damages and (ii) specifying in reasonable detail the individual Damages included in the amount so stated, the date each such Damages were actually sustained, suffered or incurred, or the basis for such anticipated Damages. The party receiving an Indemnification Claim Certificate (the “Indemnifying Party”) may object to such claim, by written notice to the Indemnified Party specifying in reasonable detail the basis for the Indemnifying Party’s objection, within twenty (20) calendar days following receipt by the Indemnifying Party of notice from such Indemnified Party regarding such claim for indemnification.

(b) Acknowledgment of Claims. In the event that the Indemnifying Party shall fail to object to a claim for indemnification set forth in an Indemnification Claim Certificate pursuant to Section 8.4(a) hereof, the Indemnifying Party shall be deemed to have acknowledged its responsibility for the Damages specified in such Indemnification Claim Certificate and shall promptly pay to the applicable Indemnified Party the specified amount set forth in such Indemnification Claim Certificate in respect of the Damages specified therein.

(c) Objection to Claims. In the event that the Indemnifying Party shall, within twenty (20) calendar days following receipt of an Indemnification Claim Certificate, object in writing to any claim set forth in such Indemnification Claim Certificate, prior to any Party taking any legal enforcement action, the Indemnified Party and the Indemnifying Party shall first attempt to negotiate in good faith a written resolution of such disputed claim within a period not to exceed thirty (30) calendar days from the date of receipt of a request for such negotiation. Such negotiations shall be conducted by officers of each of the Indemnifying Party and the Indemnified Party who have authorization to resolve such disputed claim.

(d) Third-Party Claims.

(i) Promptly (but in no event later than twenty (20) days) after receipt by the Indemnified Party of notice of any third party claim in respect of which the Indemnified Party reasonably believes it is reasonably likely to be entitled to receive indemnification from the Indemnifying Party pursuant hereto, the Indemnified Party shall promptly give notice thereof in writing to the Indemnifying Party, stating the information then available regarding the amount and nature of such claim; provided, however, that the failure to give such prompt notice shall not affect the rights of the Indemnified Party to receive indemnification for Damages in respect thereof pursuant to this Agreement unless and only to the extent that the Indemnifying Party shall have been materially prejudiced by the Indemnified Party’s failure to deliver such prompt notice.

(ii) The Indemnified Party shall have the right, exercisable upon written notice to the Indemnifying Party in conjunction with the notice contemplated by Section 8.4(d)(i) hereof, to defend, contest, protest, settle, compromise and otherwise control the resolution of any third party claim contemplated by Section 8.4(d)(i) hereof; provided, however, that (A) the Indemnifying Party shall have the right pursuant to a joint defense agreement, at its own cost and expense and with counsel of its own choice, to participate in the defense, settlement or compromise of such third party claim, (B) the Indemnifying Party shall have the right, at its own cost and expense and with counsel of its own choice, to consult with the Indemnified Party and its counsel or other representatives concerning such third party claim, (C) the Indemnified Party shall keep the Indemnifying Party informed of the status of the defense of such third party claim and furnish the Indemnifying Party with all documents, instruments and information that the Indemnifying Party shall reasonably request in connection therewith and (D) except with the prior written consent of the Indemnifying Party, no settlement (and no provision of any settlement agreement) or compromise of any such third party claim with a third party claimant shall be determinative, in and of itself, of the amount of Damages sustained, suffered or incurred by the Indemnified Party in respect of such third party claim.

(iii) If there is a third party claim that, if adversely determined would give rise to a right of indemnification for Losses under this Article VIII, then any amounts incurred, paid or accrued in defense or settlement of such third-party claim, regardless of the outcome of such third party claim, shall be deemed to be Losses that were actually sustained, suffered or incurred by the Indemnified Party for purposes of the indemnification obligations of the Indemnifying Party set forth in this Article VIII. Notwithstanding the foregoing or anything to the contrary contained in this Agreement or in any Ancillary Agreement, in the event that any third party claim is settled by the Indemnified Party without the prior written consent of the Indemnifying Party, any amount incurred, paid or accrued by the Indemnified Party in settlement of such third party claim shall be the Damages presumptively sustained, suffered or incurred by the Indemnified Party in respect of such third party claim for purposes of the indemnification obligations of the Indemnifying Party under this Article VIII in respect of such third party claim, unless the Indemnifying Party shall demonstrate by a preponderance of the evidence that (A) the amount incurred, paid or accrued by the Indemnified Party in settlement of such third party claim was unreasonably excessive and (B) the Indemnified Party settled such third party claim other than in good faith, in which event (1) any amounts incurred, paid or accrued in defense of such third party claim and (2) any amounts incurred, paid or accrued in settlement of such third party claim that are not unreasonably excessive, shall be deemed to be Damages that were actually sustained, suffered or incurred by the Indemnified Party in respect of such third party claim for purposes of the indemnification obligations of the Indemnifying Party under in this Article VIII.

8.5 No Waiver. No waiver of a closing condition by the Parties shall limit its rights under Article VIII.

8.6 Right to Setoff. Buyer shall have the right to setoff, appropriate and apply any amounts payable or to be payable to Seller pursuant to the terms of this Agreement or any other Ancillary Agreement to which Buyer and Seller or any Affiliate of Seller are parties against any amounts payable to Buyer by Seller under this Agreement. Buyer shall provide written notice to Seller of its intent to setoff any such payments against any amounts payable or to be payable to Buyer by Seller or any Affiliate of Seller under this Agreement or any other Ancillary Agreement.

8.7 Determination of Damages and Amount. For purposes of determining whether any Damages have occurred, or the amount of any such Damages, the representations, warranties, covenants and agreements of the parties set forth in this Agreement and the other Ancillary Documents will be considered, without regard to any materiality qualification set forth herein.

8.8 Exclusive Remedy. From and after the Closing, except for Damages based on fraud, knowing misrepresentation, willful misconduct and criminal acts, or for breaches of Sections 5.1, 5.2, 5.3 and 5.4, the provisions of this Article VIII shall be the sole and exclusive remedy for Damages for the breach of any representation or warranty in this Agreement or in any Ancillary Agreement, or for any other matter or claim for which indemnification is available pursuant to the terms of this Article VIII.

ARTICLE IX

MISCELLANEOUS

9.1 Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of delivery, if personally delivered by hand, (ii) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) upon the date scheduled for delivery after such notice is sent by a nationally recognized overnight express courier or (iv) by fax upon written confirmation (including the automatic confirmation that is received from the recipient’s fax machine) of receipt by the recipient of such notice:

if to Buyer, to:	with a copy to: (which shall not constitute notice)

Thomas Evans Bankrate, Inc. 477 Madison Avenue Suite 430 New York, NY 10022 Telecopy: 917-368-8611	David Bates, Esq. Gunster, Yoakley & Stewart, P.A. 777 South Flagler Drive Suite 500, East Tower West Palm Beach, FL 33401 Telecopy: 561-655-5677

if to Seller, to:	with a copy to: (which shall not constitute notice)

Ron Fowler Nationwide Card Services, Inc. 2645 Appling Road Suite 101 Memphis, TN 38133 Telecopy: 901-322-3491	Jonathan E. Scharff, Esq. Harris Shelton Hanover Walsh, PLLC One Commerce Square, Suite 2700 Memphis, Tennessee 38103-2555 Telecopy: 901-526-4084

if to each Shareholder, to:	with a copy to: (which shall not constitute notice)

Ronnie H. Fowler

2630 Mansfield Manor North

Collierville, TN 38017

Scott A. Langdon

4115 Loch Meade Drive

Lakeland, TN 38002

Robert E. Langdon

10230 Mackwood Drive

Lakeland, TN 38002

Dixon G. Schafer

9294 Oakingate

Cordova, TN 38018

James Rumptz

7750 Magnolia Cove

Cordova, TN 38018

Jonathan E. Scharff, Esq. Harris Shelton Hanover Walsh, PLLC One Commerce Square, Suite 2700 Memphis, Tennessee 38103-2555 Telecopy: 901-526-4084

9.2 Amendments. Any provision of this Agreement may be amended if such amendment is in writing and signed by all of the Parties hereto. Any provision of this Agreement may be waived by the parties if the waiver is in writing and signed by the party to be bound.

9.3 No Waivers. No failure or delay by the Parties in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9.4 Expenses. Subject to Section 9.16, all costs and expenses, including, but not limited to, attorneys, accountants, investment bankers and other advisors, incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

9.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and assigns.

9.6 Governing Law. This Agreement and the Ancillary Agreements shall be construed in accordance with and governed by the Law of the State of Florida, without regard to the conflicts of law rules of such state.

9.7 Counterparts; Facsimile; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures hereto and thereto were upon the same instrument. This Agreement shall become effective when each Party to this Agreement shall have received a counterpart of this Agreement signed by the other Parties to this Agreement. This Agreement may be executed by facsimile signatures.

9.8 Bulk Sales Laws. The Parties hereby waive compliance by Seller with the provisions of the “bulk sales”, “bulk transfer” or similar Laws of any state; provided, however, such waiver not alter Seller’s or any Shareholder’s indemnification obligations pursuant to the terms herein.

9.9 Captions. The captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement.

9.10 Jurisdiction and Venue. Any civil action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in Palm Beach County or the United States District Court, Southern District of Florida located in Palm Beach County. Each Party consents to the jurisdiction of such Florida court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such Florida court. Service of any court paper may be effected on such Party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable Laws, rules of procedure or local rules.

9.11 No Construction Against Draftsmen. The Parties acknowledge that this is a negotiated agreement, and that in no event shall the terms of this Agreement be construed against any Party on the basis that such Party, or its counsel, drafted this Agreement.

9.12 No Third Party Rights. Unless expressly stated in this Agreement to the contrary, nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties to this Agreement and their respective legal representatives, successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any Party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any Party to this Agreement.

9.13 Equitable Remedies. Each of the Parties acknowledges that the Parties will be irreparably damaged (and damages at law would be an inadequate remedy) if this Agreement is not specifically enforced. Therefore, in the event of a breach or threatened breach by any Party of any provision of this Agreement, then the other Parties shall be entitled, in addition to all other rights or remedies, (i) to an injunction restraining such breach, without being required to show any actual damage or to post an injunction or other bond, or (ii) or to a decree for specific performance of the provisions of this Agreement, or both.

9.14 Remedies Cumulative. Except as otherwise expressly provided in this Agreement, no remedy in this Agreement conferred upon any Party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute or otherwise. No single or partial exercise by any Party of any right, power or remedy under this Agreement shall preclude any other or further exercise thereof.

9.15 Severability. If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the Law of any other jurisdiction shall in any way be affected or impaired thereby. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

9.16 Enforcement Costs. If any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing Party or Parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use taxes, and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post judgment proceedings), incurred in that proceeding, in addition to any other relief to which such Party or Parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing Party (including any fees and costs associated with collecting such amounts).

9.17 Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth in this Agreement has been made or relied upon by the Parties. None of the provisions of this Agreement and the Ancillary Agreements is intended to confer upon any Person other than the Parties to this Agreement any rights or remedies under the terms of this Agreement.

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9.18 JURY WAIVER. IN ANY CIVIL ACTION, COUNTERCLAIM, OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS AGREEMENT, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE PERFORMANCE OF THIS AGREEMENT, OR THE RELATIONSHIP CREATED BY THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS AGREEMENT OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTION GOVERNED BY THIS AGREEMENT AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

IN WITNESS WHEREOF, the Parties to this Agreement have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BANKRATE, INC.		/s/ Ronnie H. Fowler
RONNIE H. FOWLER
By:	/s/ Edward J. Dimaria
Name:	EDWARD J. DIMARIA
Title:	SVP & CFO	/s/ Scott A. Langdon
SCOTT A. LANGDON

NATIONWIDE CARD SERVICES, INC.

/s/ Robert E. Langdon
By:	/s/ Ronnie H. Fowler	ROBERT E. LANGDON
Name:	RONNIE H. FOWLER
Title:	CEO

/s/ Dixon G. Schafer
DIXON G. SCHAFER

/s/ James Rumptz
JAMES RUMPTZ

SIGNATURE PAGE OF ASSEPT PURCHASE AGREEMENT